Exhibit 5.1

200 Clarendon Street Boston, Massachusetts 02116 Tel: +1.617.948.6000 Fax: +1.617.948.6001 www.lw.com
December 27, 2021 P3 Health Partners Inc. 2370 Corporate Circle Henderson, Nevada 89074

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Re:Registration Statement on Form S-1

To the addressee set forth above:

We have acted as special counsel to P3 Health Partners Inc., a Delaware corporation (the “Company”), in connection with the registration of (i) the offer and sale by certain selling securityholders named in the Registration Statement (as defined below) of up to 241,370,735 outstanding shares (the “Resale Shares”) of Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), (ii) the offer and sale by certain selling securityholders named in the Registration Statement of 277,500 warrants (the “Resale Warrants”) and (iii) the issuance by the Company of up to 11,096,605 shares of Class A Common Stock (the “Warrant Shares”) that are issuable from time to time upon exercise of outstanding warrants, including the Resale Warrants (the “Warrants”). The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein with respect to the issue of the Resale Shares, the Resale Warrants and the Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and, with respect to the opinions set forth in paragraph 2 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

December 27, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Resale Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.
2.	The Resale Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
3.

When the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinions set forth in numbered paragraph 2 are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants and the warrant agreement, dated February 9, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent, relating to the Warrants, have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Warrants and the warrant agreement

December 27, 2021

constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP